05/UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2021
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-55477	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD

On May 18, 2021, FingerMotion, Inc. (the “Company”) issued a news release to announce that it has successfully entered into a volume-based contract with China Mobile Fujian. Management believes this contract will result in an approximate 30% improvement in gross margin on the Company's SMS business. The contract negotiations results from years of collaboration between the two parties and FingerMotion’s subsidiary, JiuGe, plans to continue to strengthen that collaboration by providing high-quality service to the end users. China Mobile Fujian currently has approximately 30 million or more online subscribers, which is about 70% of the market share in the province of Fujian (source: China Mobile, https://www.10086.cn/aboutus/culture/intro/province_culture_intro/fj/).

As a result of JiuGe’s strong performance on the cooperation agreement with China Mobile, it expects to continue to secure new contracts with China Mobile. This agreement was the result of the Company putting significant effort into continuously enhancing their platform, resulting in positive customer response rates and distinguishing the Company from other competitors. In addition, the telecom products being marketed have the backing of China Mobile and are expected to add steady incremental revenue.

JiuGe’s solid performance in the SMS business has enabled the Company to secure a larger supply of prepaid SMS in April 2021, which is expected to grow the SMS revenue by 20% to 30% in 2021. The Company is focused on increasing margins, and management expects gross margins for SMS to improve by up to 30% in the current year. With this volume-based pricing program now in place with China Mobile Fujian, the Company expects a significant increase in SMS sales.

The e-commerce top-up business is also strengthening its links to operators and are working to improve the reliability of their services, which should further increase customer loyalty to the platform. If this trend continues in 2021, the annual top-up revenues could increase by as much as 1000%, with an expected jump of 850% in quarter-over-quarter revenue for the period ended August 31, 2021 compared to the same period in the prior year.

With the introduction of 5G in the China marketplace, the mobile information service industry is set to take off. Key operators like Zhejiang Mobile, Zhejiang Unicom and other large provincial operators are provisioning resources to take advantage of this burgeoning market and may look to JiuGe for guidance and assistance.

“Our focus over the past year was on improving margins,” said Martin Shen CEO of FingerMotion Inc. “This volume-based agreement is expected to increase our margins from 6.1% to approximately 30% and is a testament to our incredibly talented team that continues to impress our business partners. With SMS demand remaining strong, we are able to meet the new pressures through operational efficiencies but continue to be limited by the capital required to adequately fund operations. In addition to this expected increase in gross margin, we also expect the top-up revenue growth to dramatically accelerate in the next quarter and through the rest of our fiscal year ended February 28, 2022. With the forthcoming arrival of two exciting new business segments in insuretech and 5G, and their corresponding revenues, we want to assure our shareholders that are working diligently towards positive earnings this year.”

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	News Release dated May 18, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.
DATE: May 18, 2021	By: /s/ Martin J. Shen Martin J. Shen CEO